For Immediate Release
BofI Holding, Inc. Announces Record Third Quarter Net Income, Up 40.5%
Loan Portfolio Up 41.3%

SAN DIEGO, CA - (MARKETWIRE) - May 6, 2014 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the third fiscal quarter ended March 31, 2014. Net income was a record $14.6 million, an increase of 40.5% over net income of $10.4 million for the quarter ended March 31, 2013. Earnings attributable to BofI's common stockholders were $14.5 million or $1.00 per diluted share for the third quarter of fiscal 2014, an increase of 44.6% from $10.1 million or $0.74 per diluted share for the third quarter ended March 31, 2013.
Core earnings, a non-GAAP measure which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 47.1% to $15.0 million for the quarter ended March 31, 2014 compared to $10.2 million for the quarter ended March 31, 2013.

Third Quarter Fiscal 2014 Financial Summary:

	Three Months Ended March 31,
(Dollars in thousands)	Q3 Fiscal 2014	Q3 Fiscal 2013	% Change
Net Interest Income	$35,663	$26,202	36.1%
Non-Interest Income	$5,212	$6,834	(23.7)%
Net Income	$14,610	$10,402	40.5%
Core Earnings[1]	$15,000	$10,199	47.1%
Net Income Attributable to Common Stockholders	$14,533	$10,053	44.6%
Diluted EPS	$1.00	$0.74	35.1%

1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses, net of taxes, associated with our securities portfolios.

"We posted our ninth consecutive quarter of record earnings and we made major steps this quarter towards accomplishing several of our long-term goals," noted Mr. Greg Garrabrants, President and Chief Executive Officer, and he continued. "First, our record earnings this quarter were the result of our efforts to expand organic loan growth and to diversify our lending through selected C&I loan types. Second, on April 10th we made a major step toward our goal to significantly expand our prepaid card sponsorship by announcing a definitive agreement with H&R Block, the world’s largest consumer tax services provider, to acquire deposits and to provide H&R Block-branded financial services products including the Emerald Prepaid MasterCard, one of the top prepaid card programs in the nation. After approval by our regulators, the agreement to provide H&R Block branded services could increase revenue $26 to $28 million per year from all products planned to be offered in the agreements. Third, our efficiency ratio this quarter decreased to 35.1%, close to our long-term target of 35%, and helped us increase our return on average equity to 17.9% for three months ended March 31, 2014. As we invest in our people and infrastructure to prepare for our continued growth our efficiency ratio may increase from time to time, but our goal of creating greater scale economies in our business remains clear. Finally, net annualized charge-offs to average loans outstanding for the nine months ended March 31, 2014 was six basis points, on track for the lowest annual level since fiscal year ended June 30, 2008."

Other Highlights:

•	Total assets reached $3,850.8 million, up $889.2 million or 30.0% compared to March 31, 2013

•	Loan portfolio grew by $906.1 million or 41.3% compared to March 31, 2013

•	Loan originations for the three months ended March 31, 2014 were $696 million, up 55.9% compared to the quarter ended March 31, 2013

•	Deposits grew by $730 million, or 34.7% compared to March 31, 2013

•	Asset quality remains strong with total non-performing assets of 0.50% of total assets and non-performing loans equal to 0.60% of total loans at March 31, 2014

•	Tangible book value increased to $23.51 per share, up $5.34 per share compared to March 31, 2013

Third Quarter Fiscal 2014 Income Statement Summary
During the quarter ended March 31, 2014, BofI earned $14.6 million or $1.00 per diluted share compared to $10.4 million, or $0.74 per diluted share for the quarter ended March 31, 2013. Net interest income increased $9.5 million or 36.1% for the quarter ended March 31, 2014 compared to March 31, 2013. Average earning assets grew year over year by $861.1 million and our net interest margin was 3.89% compared to 3.74% for the quarters ended March 31, 2014 and 2013, respectively.
The loan loss provision of $1.6 million for the quarter ended March 31, 2014 was consistent with the quarter ended March 31, 2013. This was the result of improvements in non-performing loans and delinquencies this quarter compared to the third quarter of fiscal 2013 and was partially offset by additional provisions needed for growth in the loan portfolio.
For the third quarter ended March 31, 2014, non-interest income was $5.2 million compared to $6.8 million for the three months ended March 31, 2013. The decrease quarter over quarter was primarily the result of a decline of $3.0 million in mortgage banking income and an unrealized loss of $0.6 million in our securities portfolio. The decrease was partially offset by a $1.9 million increase in gain on sale - other and a $0.5 million increase in banking service fees and other income.
Non-interest expense or operating costs increased $0.4 million to $14.3 million for the quarter ended March 31, 2014 from $13.9 million for the three months ended March 31, 2013. The increase was mainly a result of an increase in compensation expense of $0.2 million related to additional staffing added since March 31, 2013, an increase in professional services of $0.5 million, and an increase of $0.8 million in data processing and internet expenses. The increases in staffing and data processing and internet expenses are primarily due to growth of the Bank's lending and deposit operations. This increase in operating costs was partially offset by a decrease in other general and administrative costs of $0.9 million as a result of the cost management initiative implemented to improve the efficiency and effectiveness of people, vendor and other costs. We expect non-interest expense to increase in future periods despite recent cost savings as we plan for future growth initiatives.

Balance Sheet Summary
BofI's total assets increased $760.1 million, or 24.6%, to $3,850.8 million, as of March 31, 2014, up from $3,090.8 million at June 30, 2013. The loan portfolio increased a net $844.5 million, primarily from portfolio loan originations of $1,617.5 million less principal repayments and other adjustments of $773.0 million. Loans held for sale decreased $12.3 million. Investment securities decreased $1.4 million as principal repayments exceeded new security investments. Total liabilities increased by $689.5 million, or 24.4%, to $3,512.0 million at March 31, 2014, up from $2,822.5 million at June 30, 2013. The increase in total liabilities resulted primarily from growth in demand and savings deposits of $930.6 million partially offset by a decline in time deposits of $189.6 million and the expiration of $50.0 million of repurchase agreements. Stockholders' equity increased by $70.6 million, or 26.3%, to $338.8 million at March 31, 2014 from $268.3 million at June 30, 2013. The increase was primarily the result of $39.9 million in net income and sale of common stock of $27.6 million, net of commissions and fees.
The Bank's Tier 1 capital was 9.07% at March 31, 2014, compared to 8.64% at March 31, 2013.

Conference Call
A conference call and webcast will be held on Tuesday, May 6, 2014 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-505-4375, passcode 7186750. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $3.9 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures that have inherent limitations are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Dollars in thousands)	2014	2013	2014	2013
Net Income	$14,610	$10,402	$39,946	$29,159
Realized securities gains	—	(420)	(208)	(420)
Unrealized securities losses	666	77	1,676	874
Tax provision	(276)	140	(594)	(185)
Core earnings	$15,000	$10,199	$40,820	$29,428

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
MZ Group, Inc.
Johnny Lai, CFA, Senior Analyst
949-259-4989
jlai@mzgroup.us

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands)

	March 31, 2014	June 30, 2013	March 31, 2013
Selected Balance Sheet Data:
Total assets	$3,850,825	$3,090,771	$2,961,663
Loans—net of allowance for loan losses	3,101,408	2,256,918	2,195,331
Loans held for sale, at fair value	11,255	36,665	32,412
Loans held for sale, lower of cost or fair value	53,413	40,326	65,059
Allowance for loan losses	15,994	14,182	12,286
Securities—trading	7,599	7,111	7,194
Securities—available-for-sale	206,166	185,607	159,486
Securities—held-to-maturity	253,276	275,691	280,908
Total deposits	2,832,976	2,091,999	2,102,936
Securities sold under agreements to repurchase	60,000	110,000	110,000
Advances from the Federal Home Loan Bank	592,000	590,417	460,000
Subordinated debentures and other borrowings	5,155	5,155	5,155
Total stockholders’ equity	338,845	268,262	260,704

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Selected Income Statement Data:
Interest and dividend income	$45,163	$34,635	$122,736	$99,191
Interest expense	9,500	8,433	26,135	25,568
Net interest income	35,663	26,202	96,601	73,623
Provision for loan losses	1,600	1,550	3,100	6,050
Net interest income after provision for loan losses	34,063	24,652	93,501	67,573
Non-interest income	5,212	6,834	17,732	19,844
Non-interest expense	14,347	13,921	44,167	38,234
Income before income tax expense	24,928	17,565	67,066	49,183
Income tax expense	10,318	7,163	27,120	20,024
Net income	$14,610	$10,402	$39,946	$29,159
Net income attributable to common stock	$14,533	$10,053	$39,714	$28,401
Per Share Data:
Net income:
Basic	$1.00	$0.76	$2.78	$2.20
Diluted	$1.00	$0.74	$2.76	$2.12
Book value per common share	$23.51	$18.17	$23.51	$18.17
Tangible book value per common share	$23.51	$18.17	$23.51	$18.17
Weighted average number of shares outstanding:
Basic	14,487,173	13,293,713	14,289,571	12,902,600
Diluted	14,562,740	13,951,486	14,366,398	13,675,101
Common shares outstanding at end of period	14,195,307	13,049,775	14,195,307	13,049,775
Common shares issued at end of period	15,130,367	13,893,224	15,130,367	13,893,224
Performance Ratios and Other Data:
Loan originations for investment	$549,743	$166,585	$1,617,484	$778,281
Loan originations for sale	$146,307	$279,865	$523,561	$815,230
Loan purchases	$—	$—	$—	$1,541
Return on average assets	1.57%	1.45%	1.59%	1.45%
Return on average common stockholders’ equity	17.94%	17.75%	17.80%	17.82%
Interest rate spread[1]	3.75%	3.62%	3.78%	3.63%
Net interest margin[2]	3.89%	3.74%	3.92%	3.75%
Efficiency ratio	35.10%	42.14%	38.63%	40.91%
Capital Ratios:
Equity to assets at end of period	8.80%	8.80%	8.80%	8.80%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	9.07%	8.64%	9.07%	8.64%
Tier 1 risk-based capital ratio[3]	15.10%	14.10%	15.10%	14.10%
Total risk-based capital ratio[3]	15.78%	14.78%	15.78%	14.78%
Tangible capital to tangible assets[3]	9.07%	8.64%	9.07%	8.64%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.11%	0.13%	0.06%	0.22%
Non-performing loans to total loans	0.60%	0.86%	0.60%	0.86%
Non-performing assets to total assets	0.50%	0.71%	0.50%	0.71%
Allowance for loan losses to total loans at end of period	0.51%	0.55%	0.51%	0.55%
Allowance for loan losses to non-performing loans	84.17%	64.28%	84.17%	64.28%
_________________________
1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.